Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Financial Services Corporation of the Midwest and subsidiaries on Form S-2 of our report dated June 23, 1994, included and incorporated by reference in the Annual Report on Form 10-K of Financial Services Corporation of the Midwest and subsidiaries for the year ended March 31, 1996, and to the use of our report dated June 23, 1994, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Davenport, Iowa
September 27, 1996